Exhibit 99.1

Viropro Files Complaint Against PricewaterhouseCoopers,

Alleging Fraud and Breach of Fiduciary Duty

September 11, 2015, SAN JOSE, CA. -- Viropro, Inc. (OTCBB: VPRO) today announced that it has filed a complaint in New York County Supreme Court against PricewaterhouseCoopers Advisory Services Sdn Bhd (PWC) for willful breach of fiduciary duty and gross negligence with regard to PWC's seizure and subsequent sale of substantially all of the assets of Alpha Biologics Sdn Bhd (Alpha), a wholly owned subsidiary of Viropro located in Penang, Malaysia.

The Alpha facility, built at a cost of more than $40 million, was seized by PWC in September 2014, acting as the Receiver and Manager appointed by Bank Pembangunan Malaysia Bhd. (BPMB). In November 2014, PWC initiated a liquidation sale of substantially all of Alpha's assets, purportedly as a means of trying to satisfy loans made to Alpha by BPMB, without regard to Alpha's other creditors or its obligation to maximize the value of Alpha's estate. Based on information available to it, Viropro believes that the material was sold and removed, rendering the facility useless for its intended purpose. In its action against PWC, Viropro alleges that PWC's employees and affiliates sold the equipment for a fraction of its actual value in a manner that enriched PWC at the expense of Viropro and its shareholders. The action seeks damages in excess of $30 million.

"We are very disappointed by the actions of PWC that have resulted in a complete loss of value of the Alpha facility,” said Bruce Cohen, Chairman of the Board of Directors of Viropro. "We had advised PWC that a fire sale of substantially all of Alpha's assets would be unlikely to generate sufficient cash to pay the company's outstanding debts and obligations to former employees, but PWC declined to engage with us, other than to summarily reject the proposals we submitted for their review that would have responded to the concerns of all stakeholders of Alpha."

The Alpha facility comprised approximately 50,000 square feet of research and production space, designed to support the scale-up and manufacture of monoclonal antibodies. Previous management of the company had failed to keep current with the company's creditors, including BPMB and Penang Development Corporation (PDC), prompting the seizure of the assets. Subsequent to the seizure, PWC initiated a process to liquidate the assets and conducted a solicitation for bids. PWC has not provided Alpha or Viropro with the identity of the purchaser or purchasers, nor has it made public the proceeds of the transaction.

"Given the upsurge in interest in the manufacture of biosimilars that is sweeping the globe as high value monoclonal antibodies come off of patent, this loss is doubly tragic," said Michelle Peake, a Director of Viropro and the former CEO of Alpha. "To have this high quality facility destroyed in this manner, without benefiting Alpha, its creditors and former employees, was completely unnecessary and could have been avoided."

Separately, Viropro also announced that it had prevailed in its action against Cynthia Tsai (former CEO and Director) and Richard Serbin (former Director) regarding spoliation and destruction of company documents. The Court held in its ruling that Ms. Tsai had deliberately destroyed documents in violation of a court order and cited her for civil contempt. The Court granted Viropro's request for an adverse inference at trial and awarded Viropro costs and attorney fees.

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to execute the company’s future plans.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit www.viropro.net / CONTACT: Viropro Public Relations (info@viropro.net)